Exhibit 99.1

STONEMOR INC. ANNOUNCES AGREEMENT TO ACQUIRE FOUR CEMETERIES

BENSALEM, PA – March 24, 2021 – StoneMor Inc. (NYSE: STON) (“StoneMor” or the “Company”), a leading owner and operator of cemeteries and funeral homes, today announced it has signed a definitive agreement to acquire four cemeteries located within its East Coast geographic footprint for a total purchase price of $5,395,000, subject to customary working capital adjustments.

Joe Redling, StoneMor’s President and Chief Executive Officer said, “We are very excited to announce that we have entered into an asset purchase agreement to acquire four cemeteries within our East Coast geographic footprint. While this is a small first step, it represents a very important shift in our strategy from focusing on divesting assets to acquiring new locations that align with our existing portfolio.”

The transaction is expected to close by July 2021, subject to customary due diligence and regulatory approval.

About StoneMor Inc.

StoneMor Inc., headquartered in Bensalem, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 313 cemeteries and 80 funeral homes in 26 states and Puerto Rico. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials and all services which provide for the installation of this merchandise. For additional information about StoneMor Inc., please visit StoneMor’s website, and the investors section, at http://www.stonemor.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the anticipated closing date for the sale, are forward-looking statements. Generally, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “project,” “expect,” “predict” and similar expressions identify these forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management’s current expectations and estimates. These statements are neither promises nor guarantees and are made subject to certain risks and uncertainties that could cause actual results to differ materially from the results stated or implied in this press release. StoneMor’s major risks are related to uncertainties associated with current business and economic disruptions resulting from the recent coronavirus pandemic, including the effect of government regulations issued in connection therewith, its ability to identify, and negotiate acceptable agreements with, purchasers of additional properties, uncertainties associated with the cash flow from pre-need and at-need sales, trusts and financings, which may impact StoneMor’s ability to meet its financial projections and service its debt, as well as with StoneMor’s ability to maintain an effective system of internal control over financial reporting and disclosure controls and procedures.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in StoneMor’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and the

other reports that StoneMor files with the Securities and Exchange Commission, from time to time. Except as required under applicable law, StoneMor assumes no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by it, whether as a result of new information, future events or otherwise.